Exhibit 10.31

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made as of this 28th day of December, 2021 (the “Effective Date”) by and between Triccar Inc., a Nevada corporation, having an office at 220 Travis Street, Suite 501, Shreveport, LA 71101 (hereinafter referred to as “Employer” or “Company”) and Todd R. Michaels, an individual, with an address at 3212 South Eagle Brook Lane, Eagle, Idaho 83616 (hereinafter referred to as “Employee”), each of Employer, Company and Employee may be referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee as Chief Executive Officer and President of Employer; and

WHEREAS, Employee is willing to be employed as the Chief Executive Officer and President of Employer in the manner provided for herein, and to perform the duties of the Chief Executive Officer and President of Employer upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1.       Employment of Chief Executive Officer and President of Employer. Employer hereby employs Employee as the Chief Executive Officer and President of Employer. Employee shall be nominated to serve as a director on the Company’s Board of Directors (the “Board”) for so as long as he serves as the Company’s Chief Executive Officer and President or holds more than 2,000,000 shares of the Company’s Common Stock.

2.       Term.

a.       Subject to Section 9 and Section 10 below, the term of this Agreement shall be for a period of thirty-six (36) months commencing on the Effective Date (the “Term”). The Term of this Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term.

3.       Duties. The Employee shall have operational and managerial responsibility and shall perform those functions generally performed by persons of such title and position. Upon agreement between Employee and the Board, the parties may change, add or subtract duties and responsibilities of Employee from time to time as needed. Employee shall report directly to the Chairman of the Board (“Chairman”). During the Term, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates. Notwithstanding anything to the contrary set forth in this Agreement, during the Term, the Employee may engage in outside activities that are not competitive with the business of the Company or any its subsidiaries, provided those activities (including, but not limited to, membership on boards of directors of not-for-profit and for-profit organizations) do not materially interfere with the

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Employee’s duties and responsibilities hereunder, and provided further that the Employee gives written notice to the Chairman of any significant outside business activity in which Employee plans to become involved, whether or not such activity is pursued for profit.

4.       Compensation.

a.       (i) Employee shall be paid a base pay of Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00) annually during the remaining Term of this Agreement (“Base Compensation”). Employee shall be paid in equal installments on a bi-weekly basis and in accordance with the policies of the Employer during the term of this Agreement, but not less than twice a month. The Employee’s salary may be increased from time to time by the Board, or the compensation committee of the Board, if any, in accordance with normal business practices of the Company.

(ii) Employee is eligible for an annual performance bonus, if any, which Employee shall earn in the event that Employer attains certain performance milestones to be mutually determined by the Employee and the Board, or the compensation committee of the Board, if any (each, a “Bonus”), provided that the performance milestones and applicable percentage of the Bonus earned by Employee relating thereto for the first year of Term are set forth on Exhibit A attached hereto. For each year of the Term thereafter, the Employee and the Board, or the compensation committee of the Board, if any will memorialize, within thirty (30) days of the beginning of the fiscal year of the Company, the agreed upon performance milestones and potential Bonus in a written document. The Board, or the compensation committee of the Board, if any shall, in its reasonable discretion, authorize Employer to pay all of such annual Bonuses earned promptly after its determination that the performance milestones have been met, provided that each annual Bonus, if any, shall be paid by the Company to Employee within sixty (60) days of the end of the prior fiscal year of the Company. Employee shall also be entitled to option grants for the common stock of the Company pursuant to the TCCR 2021 Equity Incentive Plan and the initial option grant shall be for 1,000,000 shares of such common stock. The Board, or the compensation committee of the Board, if any may from time to time approve additional bonus plans, option or common stock grants or awards for Employee, in each case as the Board, or the compensation committee of the Board, if any deems appropriate in its sole discretion.

b.       Employer shall include Employee in its health insurance program, which shall include payment of premiums in accordance with the Company’s current policies.

c.       Employee shall have the right to participate in any other employee benefit plans and arrangements established by Employer and maintained generally for other executives or employees, including but not limited to any matching 401(k) plan.

d. Employee shall be entitled to 4 weeks of paid vacation per year. The Parties agree that the vacation is a limited ‘use it or lose it’ policy, as it does not allow the carry over to other years of more than 2 weeks per year and cannot be cashed in in lieu of use.

5.        Expenses. Employee shall be promptly reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, including without

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limitation, for business related travel and entertainment expenses. Employee shall submit to Employer detailed receipts, according to IRS guidelines, with respect thereto. Employer shall also reimburse Employee for Employee’s monthly cell phone and home internet costs, and approved home office equipment all to be used for business purposes related to Employer.

6.        Secrecy. At no time shall Employee disclose to anyone not employed by the Company, or not engaged to render services to the Company, any confidential or secret information (not already constituting information available to the public) concerning (a) internal affairs or proprietary business operations of Employer, or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods employed by the Company, provided however, that the provisions of this Section 6 shall not preclude the Executive: (1) from disclosing such information to the Employee’s professional tax advisor or legal counsel solely to the extent necessary to the rendering of their professional services to the Employee if such individuals agree to keep such information confidential; (2) from disclosure required by law, governmental agency or court order and (3) from disclosing such information in connection with the enforcement of Employee’s rights under this Agreement.

7.        Withholding Taxes. All compensation payments and benefits to Employee under the Agreement shall be subject to and reduced by any federal, state and / or local taxes or other amounts required to be withheld under any applicable law.

8.        Non-Competition and Nonsolicitation Agreement. During the term of the Executive's employment with the Company and for a period of six (6) months following the termination of Employee’s employment hereunder by the Company pursuant to Section 9(a)(i) or by Employee pursuant to Section 9(b)(ii), the Employee shall not (i) directly or indirectly solicit any other employee of the Company to terminate his or her employment with the Company or (ii) directly or indirectly (as an owner, employee or consultant of a company or other legal entity), engage in, sell or otherwise provide services or products within the United States of America that are substantially similar to the primary services or products provided by Employer or its subsidiaries; provided, however, that the parties acknowledge and agree the provisions of this Section 8 shall not be deemed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

9.        Termination.

a.       Termination by Employer: (i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) Employee's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Employee’s violation of either the Company’s Code of Ethics as then in effect, or any lawful Employer imposed employee guidelines known to Employee, as determined by the Management Committee, or any similar committee, in its sole discretion from time to time, (C) the Employee's disregard of lawful instructions of Employer’s Management Committee, or similar committee, consistent with Employee's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer or Employer’s parent

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company, (D) if Employee should be unable or incapable of performing the essential functions of his job position for a period of thirty (30) consecutive days in any twelve (12) month period, or one hundred twenty (120) days during any twelve (12) month period, whether or not such days are consecutive (as used herein, “unable or incapable of performing essential job functions” shall mean the inability of Employee, on account of a mental, physical, or other condition, to perform his essential job functions as determined by at least two of three medical physicians or by agreement of the Company and Employee or his designee (if the determination is to be made by medical physicians, the Employee or his designee shall appoint one such physician, the Company shall appoint one, and the two so appointed shall appoint the third medical physician)) (E) engaging by the Employee in conduct that constitutes activity in material violation of the Non-Competition and Non-Solicitation provisions set forth in Section 8 of this Agreement; (F) the conviction of Employee for the commission of a felony; and/or (G) the habitual abuse of controlled substances. Except with respect to (B), (C), (D) and (E) above, notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Chairman advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 30 days from the date Employee receives the notice from their supervisor) to correct the acts or omissions so complained of.

(ii)       This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amounts that Employee would have been entitled to receive under Section 9(a)(iii) below if his employment had terminated pursuant to Section 9(a)(i) above.

(iii)       In the event that Employee’s employment is terminated pursuant to Section 9(a)(i) above, Employee shall be entitled to receive: (a) any owing or accrued past due Base Compensation, (b) unreimbursed business expenses, and (c) accrued/unused vacation time, if any, all of (a) – (c) shall be measured through the termination date in accordance with Section 9(a)(i) above. In addition to the immediately preceding sentence, if the Employee’s employment is terminated pursuant to Section 9(a)(i)(D) or 9(a)(ii) above, Employee and Employee’s dependents, as applicable, shall be entitled at Employee’s expense to the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Employee on the day immediately preceding the day of termination of employment; provided, however that (A) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, and the Company shall continue to provide Employee with such health coverage until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date. Additionally, Employee shall have ninety (90) days to exercise all vested options, which thereafter shall immediately expire.

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b.       Termination by Employee:

(i)       Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through (D):

(A)       A Material Reduction (as hereinafter defined) in Employee's rate of Base Compensation, Bonus target (ie, percentage of Base Salary)or Employee's other benefits. "Material Reduction" shall mean a cumulative ten percent (10%) differential or more from the Employee’s initial Base Compensation, Bonus target or other benefits set forth herein;

(B)       A failure by Employer to obtain the assumption of this Agreement by any successor;

(C)       A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

(D)       A significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Employee currently maintains without the express written consent of the Employee;

(E)        A Change of Control (as defined below) of the Company. For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following: (a) any consolidation or merger of the Company with or into any third party, or any other corporate reorganization involving a third party, in which those persons or entities that stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in any twelve month period in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of the Company (whether in a single transaction or a series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of the Company is a third party or two or more third parties working together, not including an offering of the Company’s securities by the Company in a private placement or public offering transaction; or (c) sale, transfer, lease, license or other disposition by the Company to a third party of all or substantially all of the assets of the Company in one or a series of related transactions; or

(F)       Employer acts to change the geographic location of the performance of Employee’s duties from the Eagle, Idaho area. For purposes of this Agreement, the Eagle, Idaho area shall be deemed to be the area within a 20-mile radius of Employee’s current home address in Eagle, Idaho.

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(ii)       Anything herein to the contrary notwithstanding, Employee may terminate this Agreement for any reason or no reason upon thirty (30) days written notice to Employer.

(iii)       If Employee shall terminate this Agreement under Section 9(b)(i), Employee shall be entitled to receive: (a) twelve (12) months salary at Employee’s then current yearly Base Compensation rate, (the “Severance Payment”), (b) reimbursement by Employer of 100% of the C.O.B.R.A. premiums for twelve (12) months after such termination, (c) payment of all unpaid earned Base Compensation as of the date of termination, (d) payment of all unreimbursed business expenses incurred through the date of termination, (e) payment for all unused vacation time accrued through the date of termination, (f) payment of Employee’s prospective annual bonus for the termination year, if any, and (g) full and automatic acceleration of the vesting of all unvested options held by Employee and the right to exercise all vested options within ninety (90) days of the date of termination, all of which shall expire thereafter. Other than the payments described in (a)-(g) of this section 9(b)(iii), Employer shall have no further obligation to compensate Employee pursuant to Section 4 above. Company shall make all such payments to Employee described in this Section 9(b)(iii) within thirty (30) days of such termination.

(iv)       If Employee shall terminate this Agreement pursuant to Section 9(b)(ii), Employee shall only be entitled to receive the compensation set forth in 9(b)(iii)(c), (d), (f) and (g) above and Employer shall have no further obligation to compensate Employee pursuant to Section 4 above.

10.        Consequences of Breach by Employer; Employment Termination.

a.       If the Employer shall terminate Employee's employment under this Agreement in any way that is not permitted by Section 9(a)(i) of this Agreement by Employer, Employee shall be entitled to receive the benefits and compensation set forth in Section 9(b)(iii) above and Employer shall have no further obligation to compensate Employee pursuant to Section(s) 4 or 9 above. Company shall make all such payments to Employee described in this Section 9(b)(iii) within thirty (30) days of such termination.

b.       In the event of termination of Employee's employment pursuant to Section 9(b)(ii) of this Agreement, the Non-competition and Non-Solicitation provisions of Section 8 shall remain in full force and effect for a period of six months after such termination.

11.       Remedies.

Employer recognizes that because of Employee's special talents, in the event of termination by Employer hereunder (except under Section 9(a)(i) or (iii)) or in the event of termination by Employee hereunder, before the end of the agreed Term, the Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed Term of this Agreement.

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12.       Excise Tax. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the meaning of Code Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

13.       Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

14.       Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

The provisions of Sections 4, 7, 8, 9(a)(ii), 9(a)(iii), 9(b)(iii), 10, 11, 12, 13, 14, 16, 17 and 18 shall survive the termination of this Agreement.

15.       Assignment. This Agreement shall not be assigned to other parties without the written consent of Employer and Employee, which may be withheld for any reason.

16.        Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of Idaho, without regard to the conflicts of laws principles thereof.

17.       Notices. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a.       delivered by hand;

b.       sent by telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

c.        received by the addressee as sent by express delivery service (receipt requested)

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in each case to the appropriate addresses, telex numbers and telefax numbers indicated below or to such other address as such party may designate for itself by notice to the other parties; provided that any change of address furnished by Employee to Employer for purposes of updating Employer’s payroll records shall be deemed to constitute notice of address change under this Agreement unless otherwise specifically requested in writing by Employee:

(i) if to the Employer:

Triccar Inc.

220 Travis Street, Suite 501

Shreveport, LA 71101

Facsimile: 318-425-5001

Telephone:

(ii) if to the Employee:

Todd Michaels

3212 South Eagle Brook Lane

Eagle, Idaho 83616

Email: todd.michaels@icloud.com

Telephone: 916-337-6207

18.       Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

19.       Arbitration.

a.       If any dispute between the Company and Employee arises out of or is related to this Agreement, Employee’s employment, or Employee’s separation from employment with Company for any reason, and the parties to this Agreement cannot resolve the dispute, the Company and Employee shall submit the dispute to final and binding arbitration.  The arbitration shall be conducted in accordance with the JAMS Mediation, Arbitration and ADR Services (“JAMS”) Rules for the Resolution of Employment Disputes (“Rules”).  If the parties cannot agree to an arbitrator, an arbitrator will be selected through the JAMS’ standard procedures and Rules.  Company and Employee shall share the costs of arbitration, unless the arbitrator rules otherwise.  Company and Employee agree that the arbitration shall be held in Denver, Colorado.   Arbitration of the parties’ disputes is mandatory, and in lieu of any and all civil causes of action or lawsuits either party may have against the other arising out of or related to this Agreement, Employee’s employment, or Employee’s separation from employment with Company, with the exception that Company alone may seek a temporary restraining order and temporary injunctive relief in a court to enforce the protective covenants as provided in Section 8(d).  Employee acknowledges that by agreeing to this provision, he knowingly and voluntarily

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waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

b.       Before the arbitration hearing is conducted, the arbitrator shall have the authority to consider and grant a motion to dismiss and motion for summary judgment by applying the standards governing these motions under Federal Rules of Civil Procedure 12 and 56.  The arbitrator shall issue a written decision and award, which shall explain the basis of the decision.  The decision and award shall be exclusive, final, and binding on both Employee and the Company, and all heirs, executors, administrators, successors, and assigns.

c.       Both Employee and the Company understand that, by agreeing to arbitration, they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation), and thereby are waiving the right to have disputes resolved in court.

20.       Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Employee during the Term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Employee in amount and each other material respect as the coverage of other directors and officers covered thereby. If the Company does not currently maintain a directors and officers liability insurance policy, then the Company agrees to review the marketplace for such an insurance policy at least every six months during the Term of this Agreement to determine whether such a policy can be obtained on rates that are acceptable to the Company, as reasonably determined by the Board. The Company shall hold harmless, defend and indemnify the Employee against any and all third-party claims brought against the Employee related to or arising out of acts or omissions of the Employees in connection with the performance of his duties as an officer or director of the Company to the fullest extent permitted by the articles of incorporation and bylaws of the Company in existence as of the Effective Date of this Agreement, notwithstanding any amendment thereof after such date. The Company's obligation to provide insurance and indemnify the Employee shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Employee occurring during the Employee’s employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Employee’s heirs and personal representatives.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

Employee

Signature: /s/ Todd Michaels

Printed Name: Todd R. Michaels

Employer:

Triccar Inc.

By: /s/ Matthew Flemming

Name: Matthew Flemming

Title: Chairman and CEO

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT DATED DECEMBER 28, 2021]

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EXHIBIT A

Bonus and Bonus Milestones

Target Bonus: 60% of Annual Salary

% of Target Bonus Related to Business Performance: 75%

% of Target Bonus Related to Individual Performance: 25%

2022 Business Goal: $35,000,000 in Projects with Notice to Proceed to Construct (Contracted, Funded, and Permitted) and/or services booked and implemented.

If the Company achieves certain business performance results, and the employee achieves certain individual goals, the employee will receive the target bonus.

Company business performance results will be measured based on the Company’s Annual Goals, as approved by the Compensation Committee or Board.

If the actual results of the Company business performance for the year exceed or fall short of the targets, then the target bonus will be adjusted up or down, depending upon the level of business and individual achievement. The specific adjustments and an example of how the bonus is calculated are described below.

The business performance goals will be determined by the Compensation Committee for the C.E.O., normally in the first quarter of each Plan Year. The assessment of individual performance goals will be accomplished through the employee’s annual performance rating. The business and individual performance goals are intended to be reasonable “stretch” goals.

As described above, the bonus consists of two components: the bonus attributable to business performance, and the bonus attributable to individual performance. The impact of actual results as compared to business and individual goals on any bonus to be paid is described below.

I. Business Goals:

If the Company achieves a specified goal, then 100% of the bonus related to that business goal will be awarded. If actual results deviate from established business goals, then the bonus payout amounts will be determined as follows:

Results above the goal: If the Company performance exceeds the established business goals by a certain percentage (e.g., actual Company revenues exceed an established goal by ten percent), then the payout of that portion of the annual target bonus related to that business goal will be increased by that percentage amount above the goal, up to a maximum of a 100% increase over the bonus associated that goal. Thus, if actual Company performance on a particular goal exceeds the goal by 10%, then the target bonus associated with that goal will be increased by 10%, see below.

Results	Percentage Payout
101%	101%
to	to
200%	200%
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Results below the goal: If the actual business performance falls short of an established goal by a certain percentage (e.g., actual Company revenues are 10% less than the revenue goal), then the bonus associated with that business goal will be decreased by that percentage of the shortfall, with no bonus being payable for a goal if the goal is missed by more than 25%. The scale for results below the target is given below:

Results	Percentage Payout
100%	100%
90%	90%
80%	80%
74%	0%

II. Individual Performance

The evaluation of the individual performance is the responsibility of the CEO’s Board using the Company’s performance evaluation system. The payout of the bonus related to individual performance will be based on the employee’s individual appraisal rating given pursuant to the performance evaluation, as follows:

Appraisal Rating		Percentage Payout of Bonus Related to Individual Performance
4.85 – 5.0	(Outstanding)	150%
4.70 – 4.84	( “ )	145%
4.55 – 4.69	(Exceeds Job Requirements)	140%
4.40 – 4.54	( “ )	135%
4.25 – 4.39	( “ )	130%
4.10 – 4.24	( “ )	125%
3.95 – 4.09	( “ )	120%
3.80 – 3.94	( “ )	115%
3.65 – 3.79	(Meets Job Requirements)	110%
3.50 – 3.64	( “ )	105%
3.35 – 3.49	( “ )	100%
3.20 – 3.34	( “ )	95%
3.05 – 3.19	( “ )	90%
2.90 – 3.04	( “ )	85%
2.75 – 2.89	( “ )	80%
2.74 ò	(Needs Improvement/Unsatisfactory)	0%

When Will the Bonus Be Paid:

Bonuses will normally be paid under the Plan between February 15 and March 31 of the year following each Plan Year.

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Example of How the Bonus is Calculated

CEO is earning a base salary of $250,000 and is employed for the full Plan Year. The CEO has an annual target bonus of 60% of base salary ($150,000). The actual results for the goal were 4% below the goal. The CEO achieves an individual performance appraisal of “3.3”. The employee’s bonus would be calculated as follows:

Performance Factor	A Percentage of Bonus Relating to Performance Factor	B Result as a Percentage of Goal	C Percentage Payout	AxC Weighted Result
Business Goal	75%	96%	96% (1 to 1 ratio)	72% (96% x 75%)
Individual Performance	25%	95%	95%	23.75% (25% x 95%)
Total	100%	N/A	N/A	95.75%
Bonus Calculation	Base Salary x Weighted Result x Annual Target Bonus = Bonus to be paid $250,000 x 95.75% x 60% = $143,625

Payment of bonuses awarded under this Plan shall be made no later than March 15 of the year following the Plan Year in which the services relating to such bonus award were rendered. The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Compensation Committee, in its sole discretion, and all such determinations shall be final and conclusive.